Exhibit 99.1

Company Overview

We discover, develop and intend to commercialize drugs for the treatment of neurological and endocrine-related diseases and disorders. Our product candidates address some of the largest pharmaceutical markets in the world, including endometriosis, stress-related disorders, pain, tardive dyskinesia, uterine fibroids, diabetes, insomnia, and other neurological and endocrine-related diseases and disorders. We currently have eleven programs in various stages of research and development, including six programs in clinical development. While we independently develop several of our product candidates, we have entered into collaborations for six of our programs. Our lead clinical development program, elagolix, is a drug candidate for the treatment of endometriosis and uterine fibroids that is subject to a worldwide collaboration agreement with Abbott International Luxembourg S.à r.l, or Abbott.

Our Product Pipeline

The following table summarizes our most advanced product candidates currently in clinical development, those currently in research, and those subject to regulatory review:

Program	Target Indication(s)	Status	Commercial Rights

Product candidates in clinical development:
Elagolix	Endometriosis	Phase II	Abbott/Neurocrine
Vesicular Monoamine Transporter 2 Inhibitor (VMAT2)	Movement Disorders	Phase II	Neurocrine
CRF2 Peptide Agonist – urocortin 2	Cardiovascular	Phase II	Neurocrine
CRF1 Antagonist (561679)	Stress-related Disorders	Phase II	GlaxoSmithKline/ Neurocrine

Elagolix	Uterine Fibroids	Phase II	Abbott/Neurocrine

Research programs:
G Protein-Coupled Receptor 119 (GPR119)	Type II Diabetes	Research	Boehringer Ingelheim/Neurocrine

VMAT2	Schizophrenia	Research	Neurocrine

GnRH Antagonists	Men’s and Women’s Health, Oncology	Research	Abbott/Neurocrine

Antiepileptic Drugs	Epilepsy, Essential Tremor, Pain	Research	Neurocrine

G Protein-Coupled Receptors	Other Conditions	Research	Neurocrine

Product candidate subject to regulatory review:
Indiplon	Insomnia	FDA has deemed Approvable	Neurocrine/Dainippon Sumitomo Pharma Co.

“Phase II” indicates that we or our collaborators are conducting clinical trials on groups of patients afflicted with a specific disease in order to determine preliminary efficacy, optimal dosages and expanded evidence of safety.

“Phase I” indicates that we or our collaborators are conducting clinical trials with a smaller number of subjects to determine early safety profile, maximally tolerated dose and pharmacological properties of the product in human volunteers.

“Research” indicates identification and evaluation of compound(s) in laboratory and preclinical models.

“CRF1 and CRF2” refer to two CRF receptor subtypes.

Recent Developments

Elagolix

We and Abbott held an end of Phase II meeting with the FDA in March 2011, and several Type C meetings during 2011 for elagolix, which has resulted in Abbott pursuing a Special Protocol Assessment, or SPA, with the FDA, the purpose of which would be to agree with the FDA on the design of the pivotal Phase III program for elagolix in endometriosis. Subject to finalizing the SPA, we expect the

Phase III clinical program for elagolix in endometriosis to commence in the first half of 2012. Assuming successful completion of the Phase III program, we anticipate an NDA filing for elagolix in endometriosis to occur in 2015.

VMAT2

In September 2011, we began a second Phase II study for our highly selective VMAT2 inhibitor, or NBI-98854, in tardive dyskinesia patients. This study recently completed enrollment and we expect to report top-line data from the study in the first quarter of 2012. We have also recently received a notification of allowable claims for our NBI-98854 European Patent application from the European Patent Office, and have begun planning for larger Phase IIb trials for NBI-98854, which are expected to commence in mid-2012.

Year-End Cash, Investments and Receivables

Although our financial statements for the year ended December 31, 2011 are not yet complete, we expect to end 2011 with cash, cash equivalents, investments and receivables totaling approximately $132 million. The audit of our consolidated financial statements for the year ended December 31, 2011 has not yet been completed and could result in changes to these anticipated financial results.

Special Note Regarding Forward-Looking Statements

This Exhibit contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future events and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include, but are not limited to, statements about:

•	the progress, timing, timing of regulatory filings and results of clinical trials involving our drug candidates;

•	the progress of our research and development programs;

•	our plans or others’ plans to conduct future clinical trials or research and development efforts;

•	the benefits to be derived from relationships with our collaborators;

•	the receipt of regulatory clearances and approvals; and

•	the potential markets for our drug candidates.

In some cases, you can identify forward-looking statements by terms such as “may”, “will”, “should”, “could”, “would”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “projects”, “predicts”, “potential” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement.